Exhibit 10.3

Thomas A. Kennedy	Raytheon Company
Chairman & Chief Executive Officer	870 Winter Street
781.522.6400 tel	Waltham, Massachusetts
781.522.6401 fax	02451 USA
tkennedy1@raytheon.com

January 23, 2015

Frank R. Jimenez

Dear Frank:
Your offer letter dated December 16, 2014 incorrectly captured certain elements of your stock ownership guidelines and Change in Control benefits. Below please find the corrected details pertaining to these elements.

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You will be required by the end of your fifth (5th) year in an elected officer capacity to own a minimum of two (2x) times base salary in the form of Raytheon equity. In addition, there is a requirement that each elected officer holds shares of Company "stock owned outright" with a value of at least 1x base salary. Company stock owned outright includes the following Company securities: outright share purchases, shares from restricted stock/unit vestings or acquired upon option exercises; and vested shares or share equivalents in any Company retirement plan (e.g., 401(k), Deferred Compensation Plan).

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You will be entitled to a Change in Control Severance Agreement which would provide you with severance benefits equal to one (1) times your annual base salary and target bonus as of the date of the change in control in the event of a change in control of the company as set forth in the attached draft agreement. Please note that the Change in Control Severance Agreement is structured to require both a change in corporate ownership and a loss of employment as those terms are defined in the draft agreement.

If you have any questions or need additional information, please contact Randa Newsome directly at 781.522.5097.

Sincerely,

/s/ Thomas A. Kennedy
Thomas A. Kennedy

Acknowledged:

/s/ Frank R. Jimenez
Frank R. Jimenez

January 30, 2015